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                                                                    EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Regions Financial Corporation for the registration of up to $1.5 billion of debt or equity securities and to the incorporation by reference therein of our report dated January 24, 2001 (except Note Y as to which the date is March 5, 2001), with respect to the consolidated financial statements of Regions Financial Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                       /s/ Ernst & Young LLP


Birmingham, Alabama
December 14, 2001